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                                                                      EXHIBIT 21


                         LIST OF SUBSIDIARIES OF BANCORP


Direct Subsidiary:            LA Bank, National Association, chartered under the
                              laws of the United States of America, a national banking association.

Indirect Subsidiary:          LA Lease, Inc., chartered under the laws of the
                              Commonwealth of Pennsylvania, a Pennsylvania business corporation and wholly-owned subsidiary of LA Bank, National Association.